                         MINUTES OF AN ANNUAL MEETING OF
                   THE SHAREHOLDERS OF SUMMIT BANCSHARES, INC.

                                  MAY 19, 1999

                --------------------------------------------

A meeting of the Shareholders of Summit Bancshares, Inc., was conducted on May 19, 1999, in the board room of Summit Bank at 2969 Broadway, Oakland, California.

The meeting was called to order by Shirley W. Nelson, Chairman of the Board, at 4:30 p.m. The Chairman asked George H. Hollidge, Corporate Secretary, to present proof of the due calling of the meeting.

Secretary Hollidge presented a copy of the printed Notice of Annual Meeting of Shareholders dated April 15, 1999, stating the meeting's time, place, and purpose. The Secretary suggested that the reading of the notice be dispensed unless there was a request to do so. No request was made. He then stated if any of the Shareholders present had an objection to the contents of the notice or the manner in which the notice was served, such objection should be stated or it would be deemed waived. No objection was voiced.

Second, the Secretary presented a complete list certified by ChaseMellon Shareholder Services, L.L.C., the stock transfer agent for the Company, of the holders of the common stock of the Company at the close of business on March 26, 1999, the record date fixed by the Board of Directors for Shareholders entitled to notice of and to vote at the meeting. This list, which was kept open to the inspection of Shareholders throughout the meeting, showed that at the close of business on March 26, 1999, there were 460,167 common shares of the Company issued and outstanding.

Third, the Secretary requested that the Chairman instruct that there be attached to the minutes of the meeting the declaration of Patricia Walker, an employee of ChaseMellon Shareholder Services, L.L.C., showing that she caused to be mailed on April 21, 1999, to each of the Shareholders of Record, a copy of the Notice of Annual Meeting of Shareholders.

Chairman Nelson directed Secretary Hollidge to incorporate a copy of the notice of meeting, together with the declaration of mailing of the notice, in the Minute Book of the Company as a part of the Minutes of this meeting. The Chairman stated that the Minute Book would be kept open to the inspection of Shareholders throughout the meeting.

The Chairman then introduced Mr. Asa Drew., of ChaseMellon Shareholder Services, L.L.C., who was appointed by the Board of Directors as the Inspector of Elections, and indicated that Mr. Drew had duly taken his oath of office in writing. The Secretary was directed to file said oath

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SUMMIT BANCSHARES, INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 19, 1999
PAGE 2

with the minutes of the meeting. The Chairman then requested that the Inspector make a poll of the shares represented at the meeting in person or by proxy.

Mr. Drew reported that there were represented in person or by proxy 367,631 common shares of the Company, for a total percentage of shares of the Company present, in person or by proxy, of 79.89%.

Chairman Nelson stated that, based upon these numbers, a quorum was present. The meeting was declared lawfully and properly convened and competent to proceed to the transaction of the business as stated in the notice.

Chairman Nelson then announced that there were two items on the agenda for the meeting and briefly discussed voting procedures. She briefly described the agenda items:

Item 1 pertained to election of Directors to serve until the 2000 Annual Meeting of Shareholders or until their successors are elected and qualified. Those seven
(7) nominees receiving the highest number of votes will be those elected.

Item 2 involved the proposal to approve the appointment of PricewaterhouseCoopers, L.L.P., as public auditors for the year 1999.

Chairman Nelson explained that, in addition, the Shareholders may consider such other business as may be properly come before the Annual Meeting and any adjournment or adjournments thereof. She further indicated that the meeting would take up the agenda items in the order described and that any Shareholder voting in person at the meeting had been provided a ballot for use in voting on the agenda items and would be given time after each item was discussed to mark the ballot, entering in the appropriate space the number of shares being voted on each matter.

The Chairmen next indicated that the first item was election of Directors to serve until the 2000 Annual Meeting or until their successors are elected and qualified. The Board of Directors nominated seven individuals for election as Directors, to serve until the 2000 Annual Meeting of Shareholders or until their successors are elected and qualified, to wit: Stuart J. Kahn; George H. Hollidge; Kikuo Nakahara; Shirley W. Nelson; Thomas H. State; Mary C. Warren; and Barbara J. Williams. The Secretary announced that there were no further nominees; and, accordingly, nominations were declared closed. The Chairman requested that any Shareholders voting in person mark their ballots and hold the same pending later matters to be voted.

Next on the agenda was Item 2, the ratification of the selection of PricewaterhouseCoopers, L.L.P., to audit the financial statement of the Company for the fiscal year 1999. The following resolution was proposed by the
Secretary:

         RESOLVED THAT THE APPOINTMENT OF THE ACCOUNTING FIRM OF
         PRICEWATERHOUSECOOPERS, L.L.P., AS THE INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999, BE APPROVED AND RATIFIED.

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SUMMIT BANCSHARES, INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 19, 1999
PAGE 3



The resolution was moved by Mr. State and seconded by Mrs. Williams. The Chairman asked if there was any discussion. Hearing none, the discussion was closed.

The Chairman thereupon inquired whether there was any further business to come before the meeting. Hearing none, she then asked Mr. Drew to provide the tally of votes.

Mr. Drew as Inspector of Elections then reported to the persons present that the seven (7) highest number of votes of the common shares of the Company for the office of Director were as follows: Stuart J. Kahn; George H. Hollidge; Kikuo Nakahara; Shirley W. Nelson; Thomas H. State; Mary C. Warren; and Barbara J. Williams. Those individuals were declared elected to serve as Directors of the Company for the following year or until their successors are elected and qualified.

In addition, the Inspector of Elections indicated that holders of 366,131 common shares of the Company, being in excess of the majority of the 367,631 common shares represented at the meeting, in person or by proxy, voted to approve Item 2, the appointment of PricewaterhouseCoopers, L.L.P., as auditors of the Company for the fiscal year ending December 31, 1999.

The Chairman announced that the Report of the Inspector of Elections was approved and ordered it appended to the minutes of the meeting.

There being no other business to come before the meeting, the Chairman asked for a motion to adjourn. Mr. Nakahara moved that the meeting be adjourned, and Mrs. Warren seconded the motion. Hearing no objection, the meeting was adjourned at 4:45 p.m.

                                       Respectfully submitted:


                                       /s/ Xristi Megas
                                       -------------------------------
                                       Xristi Megas
                                       Recording Secretary



         Attested:                                   Attested:


/s/ George H. Hollidge                      /s/ Shirley W. Nelson
------------------------------------        --------------------------------
George H. Hollidge                                   Shirley W. Nelson
Corporate Secretary                                  Chairman of the Board